Exhibit 99.01
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. REPORTS RECORD SECOND QUARTER RESULTS;
PRO FORMA NET INCOME 68% AHEAD OF LAST YEAR
Raises 2005 Guidance; Announces Planned Entry into New Market and Changes to the Board
Tempe, AZ — July 28, 2005 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported record financial results for the second quarter and six months ended June 30, 2005.
Pro Forma Second Quarter 2005 (See Pro Forma Reconciliation Below) vs. Second Quarter 2004
•	Total revenues increased 22.6% to $50.4 million from $41.1 million;

•	Lease revenues increased 26.7% to $45.3 million from $35.7 million;

•	Lease revenues comprised 89.8% of total revenues versus 86.9%;

•	EBITDA (earnings before interest expense, tax, depreciation, amortization) of $21.4 million was 38.9% greater than the $15.4 million of EBITDA last year;

•	Net income was $7.7 million or $0.50 per diluted share as compared to $4.6 million or $0.31 per diluted share; and,

•	Operating margin increased to 36.2% from 30.7%.
Other Second Quarter Highlights
•	The internal growth rate (the increase in leasing revenues at locations open one year or more, excluding acquisitions at those locations) was 26%, up from 15% in the second quarter of 2004;

•	The average utilization rate was 82.1%, up from 78.7% for the second quarter of 2004;

•	Yield (total lease revenues per unit on rent) improved 6.5% compared to last year’s second quarter and the average number of units on rent was up more than 18% from one year earlier;

•	Funded debt increased by only $1.8 million from March 31, 2005, while Mobile Mini’s funded debt to pro forma EBITDA ratio improved to 3.67 to 1, considerably better than the 3.95 to 1 ratio at March 31, 2005; and,

•	Despite strong demand and the corresponding increase in capital expenditures, Mobile Mini was essentially cash flow neutral for the current second quarter.
Pro Forma Reconciliation
Three Months Ended June 30, 2005
(in 000’s except for earnings per share)
(includes effects of rounding)

			(Provision for)
			benefit of
	Pro forma	Other Income(1)	income taxes(2)	Actual
Revenue	$50,401	$—	$—	$50,401
EBITDA	21,388	3,160	—	24,548
Pre tax income	12,619	3,160	—	15,779
Net income	7,698	1,927	520	10,145
Diluted earnings per share	$0.50	$0.13	$0.03	$0.66
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Mobile Mini, Inc. News Release July 28, 2005	Page 2
Six Months Ended June 30, 2005
(in 000’s except for earnings per share)
(includes effects of rounding)

			(Provision for)
			benefit of
	Pro forma	Other Income(1)	income taxes(2)	Actual
Revenue	$96,144	$—	$—	$96,144
EBITDA	40,423	3,160	—	43,583
Pre tax income	23,086	3,160	—	26,246
Net income	14,082	1,927	520	16,529
Diluted earnings per share	$0.92	$0.13	$0.03	$1.08
(1) Other income represents net proceeds of a settlement agreement pursuant to which a third party reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida. Pro forma results exclude other income of $3.2 million ($1.9 million, after tax).
(2) Income tax provision includes a $520,000 benefit, or $0.03 per diluted share, due to the recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006, that management now believes are recoverable. Management reached this conclusion due to the significantly improved results of operations achieved in 2005 and expected in 2006. Pro forma results exclude this tax benefit.
Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “Our performance for the second quarter was far better than the guidance we provided in May. We owe our success to the splendid job being done at our branches in growing the number of units on rent and expanding the market for portable storage which we believe is enabling us to grow faster than our competitors. With the 18% increase in units on lease and a 6.5% improvement in yield, our internal growth rate was 26%. This internal growth rate is ahead of expectations, primarily due to higher than originally anticipated pricing levels. It is also well ahead of our long-term goal of 15%.”
He went on to say, “Despite this growth and concurrent expansion of our lease fleet, Mobile Mini’s financial position remains exceptionally strong. Our ratio of funded debt to EBITDA is well below the limits set under our credit agreement, which has two benefits: availability to the entire $250 million under our credit agreement and a lower borrowing rate.”
Discussing geographic expansion, Mr. Bunger noted, “In keeping with our stated goal of entering between two and four markets this year, a start-up branch in Indianapolis is planned for later this summer, which will bring our branch total to 50 branches in 30 states. This follows the April opening of a new Mobile Mini location serving the Minneapolis-St. Paul market.”
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Mobile Mini, Inc. News Release July 28, 2005	Page 3
Mobile Mini’s Business Model
Mobile Mini’s business model involves the expenditure of substantial fixed costs at all of its 49 locations in order to develop an infrastructure to support growth. Operating margins increase when containers on lease at existing locations increase. While newer locations produce lower operating margins until they increase their containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

	Operating Margin %		After Tax Return on
Year Branch	(after corporate allocation)		Invested Capital
Established			(NOPLAT)
	3 months ended June 30,		12 months ended June 30,
	2004	2005	2004	2005
			Pro forma
Pre-1998 total	38.7%	41.2%	14.3%	17.0%
1998	39.3%	44.6%	14.4%	15.3%
1999	20.9%	22.6%	6.5%	7.8%
2000	27.8%	36.6%	9.3%	12.7%
2001	26.0%	35.6%	7.9%	10.8%
2002	9.3%	23.8%	4.6%	8.4%
2003	(11.0)%	21.6%	(13.4)%	4.9%
2004	N/A	1.9%	N/A	(7.6)%
2005	N/A	N/A	N/A	N/A
All Branches	30.7%	36.2%	11.1%	13.4%
Larry Trachtenberg, Executive Vice President & CFO noted, “To support our exceptional internal growth rate, we’ve continued investing in our fleet through purchases and by continuing our fleet optimization program. With regard to the latter, the table above again affirms how this program continues to stimulate return on invested capital, as well as utilization.”
He went on to say, “There is every reason to believe that the remaining quarters of this year will also set new records. With respect to the third quarter, EBITDA of between $22 million and $23 million and diluted earnings per share in the $0.52 to $0.54 range are our current expectations. For the year as whole, excluding the impact of the aforementioned one-time gains, pro forma EBITDA of between $86 million and $87 million and pro forma diluted earnings per share in the $1.98 to $2.02 range represent our current guidance. It is worth repeating that the internal growth rate is expected to moderate during the second half of the year, and that this guidance is based on an overall internal growth rate of 22% to 23% for 2005. This slower growth rate is simply a function of more difficult comparisons with the exceptionally strong prior year periods.”
EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
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Mobile Mini, Inc. News Release July 28, 2005	Page 4
Board of Directors
The Company announced that Carolyn A. Clawson and Thomas R. Graunke have decided to resign from Mobile Mini’s Board of Directors, while Barry J. Feld, age 48, President, Chief Executive Officer, and Board Chairman of PCA International, Inc., has agreed to join the Company’s Board. With the addition of Mr. Feld, the Board will have six members.
PCA International is the largest operator of portrait studios in North America. As the sole portrait service provider to Wal-Mart, PCA operates studios in approximately 3,100 retail stores and supercenters in five countries. In addition to its photography business, PCA recently acquired Hometown Threads, a specialty retailer of customized, embroidered gift products for young families and children primarily operating within Wal-Mart Stores. Prior to joining PCA International in August 1999, Mr. Feld was President, CEO and Director of Vista Eyecare, Inc., a retail chain of over 900 vision centers operating throughout the continental United States and Mexico. Mr. Feld joined Vista Eyecare as a result of an acquisition of New West Eyeworks, Inc. where he had been serving as President, CEO and Director. Prior to joining New West Eyeworks in May 1991, Mr. Feld was President of Frame-n-Lens Optical, Inc., which was the largest chain of retail optical stores in California. Mr. Feld has served as a Director of numerous companies and is currently a member of the Board of Directors of Cost Plus World Markets (NASDAQ: CPWM), a publicly traded specialty retailer based in Oakland, CA and of The Home Service Store in Atlanta, GA. A resident of Charlotte, NC, Mr. Feld is a graduate of Essex College and the Stanford University Executive Management Program.
Commenting, Mr. Bunger noted, “Ms. Clawson will be devoting her energies to a new business venture in an unrelated field while Mr. Graunke is stepping down to focus his full attention to a private equity firm he recently founded. We thank them both for their service to Mobile Mini. Barry Feld is an accomplished entrepreneur and businessman having built successful enterprises from the ground up and has done an outstanding job growing small companies into large ones. He is a welcome addition to our Board and we look forward to working with him.”
Conference Call
As previously announced, Mobile Mini will host a conference call today, Thursday, July 28th at 12:00 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 110,000 portable storage units and portable offices. The Company currently has 49 branches and operates in 29 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2005 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release July 28, 2005	Page 5
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share)
(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2005	2004
	Actual	Pro forma	Actual
Revenues:
Leasing	$45,276	$45,276	$35,744
Sales	4,883	4,883	5,275
Other	242	242	94

Total revenues	50,401	50,401	41,113

Costs and expenses:
Cost of sales	3,032	3,032	3,440
Leasing, selling and general expenses	25,988	25,988	22,275
Depreciation and amortization	3,139	3,139	2,792

Total costs and expenses	32,159	32,159	28,507

Income from operations	18,242	18,242	12,606
Other income (expense):
Interest income	7	7	—
Other income (1)	3,160	—	—
Interest expense	(5,630)	(5,630)	(4,970)

Income before provision for income taxes	15,779	12,619	7,636
Provision for income taxes (2)	5,634	4,921	3,054

Net income	$10,145	$7,698	$4,582

Earnings per share:
Basic:	$0.69	$0.52	$0.32

Diluted:	$0.66	$0.50	$0.31

Weighted average number of common and common share equivalents outstanding:
Basic	14,805	14,805	14,377

Diluted	15,294	15,294	14,609

Number of shares outstanding	14,844	14,844	14,578

EBITDA	$24,548	$21,388	$15,398

(1) Other income represents net proceeds of a settlement agreement pursuant to which a third party reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida. Pro forma results exclude other income of $3.2 million ($1.9 million, after tax).
(2) Income tax provision includes a $520,000 benefit, or $0.03 per diluted share, due to the recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006, that management now believes are recoverable. Management reached this conclusion due to the significantly improved results of operations achieved in 2005 and expected in 2006. Pro forma results exclude this tax benefit.

Mobile Mini, Inc. News Release July 28, 2005	Page 6
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share)
(includes effects of rounding)

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2005	2004
	Actual	Pro forma	Actual
Revenues:
Leasing	$86,668	$86,668	$67,891
Sales	8,865	8,865	9,473
Other	611	611	273

Total revenues	96,144	96,144	77,637

Costs and expenses:
Cost of sales	5,559	5,559	6,155
Leasing, selling and general expenses	50,170	50,170	43,117
Depreciation and amortization	6,188	6,188	5,508

Total costs and expenses	61,917	61,917	54,780

Income from operations	34,227	34,227	22,857
Other income (expense):
Interest income	9	9	—
Other income (1)	3,160	—	—
Interest expense	(11,150)	(11,150)	(9,962)

Income before provision for income taxes	26,246	23,086	12,895
Provision for income taxes (2)	9,717	9,004	5,158

Net income	$16,529	$14,082	$7,737

Earnings per share:
Basic:	$1.12	$0.95	$0.54

Diluted:	$1.08	$0.92	$0.53

Weighted average number of common and common share equivalents outstanding:
Basic	14,754	14,754	14,365

Diluted	15,239	15,239	14,564

Number of shares outstanding	14,844	14,844	14,578

EBITDA	$43,583	$40,423	$28,365

(1) Other income represents net proceeds of a settlement agreement pursuant to which a third party reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida. Pro forma results exclude other income of $3.2 million ($1.9 million, after tax).
(2) Income tax provision includes a $520,000 benefit, or $0.03 per diluted share, due to the recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006, that management now believes are recoverable. Management reached this conclusion due to the significantly improved results of operations achieved in 2005 and expected in 2006. Pro forma results exclude this tax benefit.

Mobile Mini, Inc. News Release July 28, 2005	Page 7
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except for shares)
(includes effects of rounding)

	June 30, 2005	December 31,
		2004
	(Unaudited)	(Audited)
ASSETS
Cash	$866	$759
Receivables, net	21,306	19,218
Inventories	25,944	17,323
Lease fleet, net	489,751	451,836
Property, plant and equipment, net	33,656	34,320
Deposits and prepaid expenses	7,495	9,435
Other assets and intangibles, net	5,904	6,126
Goodwill	52,972	53,129

Total assets	$637,894	$592,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$14,013	$8,900
Accrued liabilities	29,723	30,038
Line of credit	138,004	125,900
Notes payable	361	1,144
Senior Notes	150,000	150,000
Deferred income taxes	68,864	59,795

Total liabilities	400,965	375,777

Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 14,844,144 and 14,682,991 issued and outstanding at June 30, 2005 and December 31, 2004, respectively	148	147
Additional paid-in capital	126,843	122,934
Retained earnings	109,484	92,954
Accumulated other comprehensive income	454	334

Total stockholders’ equity	236,929	216,369

Total liabilities and stockholders’ equity	$637,894	$592,146

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 894-6311		The Equity Group Inc. Linda Latman (212) 836-9609 www.theequitygroup.com
www.mobilemini.com
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